Exhibit 99.1

Former Alcoa Executive Barbara S. Jeremiah Elected to
First Niagara Board of Directors

— New director brings proven track record having operated in executive level functions at prominent publicly traded companies —

BUFFALO, N.Y., (April 27, 2010) – The board of First Niagara Financial Group (Nasdaq: FNFG), the parent company of First Niagara Bank, announces the election of Barbara S. Jeremiah to a three-year term as a member of the board of directors.

Jeremiah is a Pittsburgh native who has served as an officer and director of Fortune 500 corporations, other public companies, and other leading institutions. She served as executive vice president, corporate development for Alcoa Inc. (NYSE: AA), a Fortune 100 company, where she oversaw the company’s merger, acquisition and divestiture activities. Currently, she is a director for Allegheny Technologies, Inc. (NYSE: ATI), one of the largest and most diversified specialty metal producers in the world, and of EQT Corporation (NYSE: EQT), a fully integrated energy company focusing on Appalachian natural gas operations. She also serves on the boards of the Alcoa Foundation, the Pittsburgh Symphony Orchestra and the University of Virginia Law School Foundation.

“First Niagara and its shareholders will immediately benefit from Barbara’s executive level public company experience, as she has deftly demonstrated expertise in corporate management, strategic planning, corporate development and mergers and acquisitions,” Chairman of the Board of Directors, G. Thomas Bowers said. “As a current board member of two public companies in the Western Pennsylvania market, she will also be a valuable resource as First Niagara grows its presence in the region.”

About First Niagara Financial Group
As a result of the Harleysville merger on April 9, 2010, First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, N.A., has $20 billion in assets, 255 branches and $14 billion in deposits.  First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York and Pennsylvania.  For more information, visit www.fnfg.com.

Forward-Looking Statements: This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

First Niagara Officer Contacts
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921
leslie.garrity@fnfg.com